Exhibit 5.1

Deloitte LLP
Brookfield Place
181 Bay Street
Suite 1400
Toronto ON M5J 2V1
Canada

Tel: (416) 601-6150
Fax: (416) 601-6151
www.deloitte.ca

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form F-10 of our reports, dated February 19, 2014, relating to the consolidated financial statements of HudBay Minerals Inc. and subsidiaries (“Hudbay”) and the effectiveness of Hudbay’s internal control over financial reporting as at and for the year ended December 31, 2013, appearing in the annual report on Form 40-F dated March 31, 2014.

We also consent to the reference to us under the heading “Independent Auditors” in the Prospectus, which is part of this Registration Statement.

Yours truly,

/s/ Deloitte LLP

Chartered Professional Accountants, Chartered Accountants
Licensed Public Accountants

Toronto, Canada

April 10, 2014